                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            McAFEE ASSOCIATES, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            MCAFEE ASSOCIATES, INC.
                               2710 WALSH AVENUE
                       SANTA CLARA, CALIFORNIA 95051-0963

                                  May 8, 1996

TO THE STOCKHOLDERS OF MCAFEE ASSOCIATES, INC.

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders (including any adjournments or reschedulings thereof, the "Annual Meeting") of McAfee Associates, Inc. (the "Company") which will be held at the Marriott Hotel, 2700 Mission College Blvd., Santa Clara, California, on Thursday, June 13, 1996, at 9:00 a.m.

     Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

     It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company. We look forward to seeing you at the Annual Meeting.

                                          Sincerely,

                                          William L. Larson
                                          President, Chief Executive Officer
                                          and Chairman of the Board

                            MCAFEE ASSOCIATES, INC.
                               2710 WALSH AVENUE
                           SANTA CLARA, CA 95051-0963

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 13, 1996

     The annual meeting of the stockholders (including any adjournments or reschedulings thereof, the "Annual Meeting") of McAfee Associates, Inc. (the "Company"), will be held on June 13, 1996, at 9:00 a.m. Pacific time at the Marriott Hotel, 2700 Mission College Blvd., Santa Clara, California 95054, for the following purposes:

     1. To elect two (2) Class I directors to hold office for a three-year term and until their successors are elected and qualified.

     2. To approve an amendment to Article Fourth of the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 40,000,000 to 100,000,000.

     3. To approve an amendment to Article Ninth of the Company's Restated Certificate of Incorporation to decrease the percentage of the voting power of the outstanding shares required to amend certain provisions of the Company's Certificate of Incorporation from 66 2/3% to a majority.

     4. To consider a proposal to ratify the appointment of Coopers & Lybrand L.L.P. as the independent accountants of the Company for the fiscal year ending December 31, 1996.

     5. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on April 29, 1996 are entitled to notice of, and to vote at, this meeting and any adjournments or reschedulings thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of McAfee Associates, Inc.

                                          By order of the Board of Directors,

                                          R. TERRY DURYEA
                                          Secretary

Santa Clara, California
May 8, 1996

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

                            MCAFEE ASSOCIATES, INC.
                               2710 WALSH AVENUE
                       SANTA CLARA, CALIFORNIA 95051-0963

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

     The accompanying proxy is solicited by the Board of Directors of McAfee Associates, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders (including any adjournments or reschedulings thereof, the "Annual Meeting") to be held June 13, 1996, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is May 8, 1996, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

     ALL SHARE AND PER SHARE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ADJUSTED TO REFLECT THE 50% STOCK DIVIDEND TO BE DISTRIBUTED ON OR ABOUT MAY 16, 1996 TO HOLDERS OF RECORD OF THE COMPANY'S COMMON STOCK ON APRIL 29, 1996.

     Annual Report. An annual report for the year ended December 31, 1995 is enclosed with this Proxy Statement.

     Voting Securities. Only stockholders of record as of the close of business on April 29, 1996 will be entitled to vote at the Annual Meeting, including any adjournment or rescheduling thereof. As of that date, there were 31,247,292 shares of Common Stock of the Company, par value $.01 per share, issued and outstanding after giving effect to the 50% stock dividend to be distributed on or about May 16, 1996 to holders of record on April 29, 1996. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote for each share of stock held on the proposals presented in this Proxy Statement. Shares of Common Stock may not be voted cumulatively. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

     Solicitation of Proxies. The cost of soliciting proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional soliciting material furnished to stockholders, will be borne by the Company. The Company has retained the services of MacKenzie Partners to assist in the solicitation of proxies for which it will receive a fee from the Company of approximately $6,000, plus out-of-pocket expenses. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

     Voting of Proxies. All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. A majority of the shares of Common Stock of the Company present at the Annual Meeting, in person or by proxy, whether or not constituting a quorum, may vote to, or the Company's Board in its discretion may, adjourn the Annual Meeting from time to time without further notice, including for the purpose of soliciting additional proxies. Proxies containing a vote against the proposals presented in this Proxy Statement will not be used to vote in favor of any such adjournment.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of two Class I directors (John C. Bolger and Edwin L. Harper), two Class II directors (Leslie
G. Denend and Walter G. Kortschak), and two Class III directors (Jeffrey T. Chambers and William L. Larson), who have been elected to serve until the Annual Meetings of Stockholders to be held in 1996, 1997 and 1998, respectively, and until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a full term of three years to succeed those directors whose terms expire on the Annual Meeting dates.

     The nominees of the Board of Directors for election to Class I of the Board of Directors at the Annual Meeting of Stockholders are John C. Bolger and Edwin
L. Harper.

     If elected, the Board of Director's nominees will serve as directors until the Company's Annual Meeting of Stockholders in 1999, and until their successors are elected and qualified. If a nominee declines to serve or becomes unavailable for any reason, or if another vacancy occurs before the election (although Management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominee as Management may designate.

     If a quorum is present and voting, the two nominees for Class I director receiving the highest number of votes will be elected as the Class I directors. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes" will be counted as present for purposes of determining if a quorum is present.

     The table below sets forth for the current directors and the Class I nominees to be elected at this meeting, certain information with respect to age and background.

                                                                                         DIRECTOR
                   NAME                         POSITION WITH THE COMPANY        AGE      SINCE
- ------------------------------------------  ---------------------------------    ---     --------
Class I nominees to be elected at the 1996 Annual Meeting of Stockholders:
John C. Bolger............................  Director                             49        1996
Edwin L. Harper...........................  Director                             50        1993
Class II directors whose terms expire at the 1997 Annual Meeting of Stockholders:
Leslie G. Denend..........................  Director                             55        1995
Walter G. Kortschak.......................  Director                             37        1992
Class III directors whose terms expire at the 1998 Annual Meeting of Stockholders:
Jeffrey T. Chambers.......................  Director                             41        1992
William L. Larson.........................  President, Chief Executive
                                            Officer and Chairman of the Board    40        1993

     Mr. Bolger has been a director of the Company since April 18, 1996. Since 1992, Mr. Bolger has been a business consultant and private investor. Mr. Bolger was Vice President of Finance and Administration of Cisco Systems, Inc., a networking company, from May 1989 through December 1992. Mr. Bolger serves as a director of Integrated Systems Inc., TCSI Corporation, Sanmina Corporation, Integrated Device Technologies, and Access Line Technologies, Inc.

     Mr. Denend has been a director of the Company since June 14, 1995. Since June of 1993, Mr. Denend has been Chief Executive Officer and President of Network General Corporation. From February of 1993 to June of 1993, Mr. Denend was Senior Vice President of Network General Corporation, a networking company. Mr. Denend was President of Vitalink, a manufacturer of inter-networking products, from November 1990 to December 1992. Mr. Denend serves as a director of Rational Software, Proxima Corporation and Network General Corporation.

     Mr. Harper has been a director of the Company since January 1993. Since June 1993, Mr. Harper has been employed as President and Chief Executive Officer of ComByte, Inc., a privately-held PC peripherals company. Mr. Harper was President and Chief Executive Officer of Colorado Memory Systems ("CMS"), a manufacturer of computer peripherals, from June 1992 to April 1993, and served as President and Chief Operating Officer of CMS from September 1990 through May 1992.

     Mr. Kortschak has been a director of the Company since August 1992. Mr. Kortschak has been a General Partner of Summit Partners since 1991 and has been associated with Summit Partners since June 1989.

Summit Partners and its affiliates manage a number of venture capital funds. Mr. Kortschak serves as a director of Diamond Multimedia Systems, Inc., HMT Technology Corporation, Mecon, Inc., and several privately-held companies.

     Mr. Chambers has been a director of the Company since August 1992. He has been associated with TA Associates since 1980, has been a partner of affiliated venture funds since 1984 and is currently a Managing Director of TA Associates, Inc. TA Associates, Inc. is a private equity capital firm investing primarily in high technology companies. Mr. Chambers is also a director of Technology Solutions Company and Diamond Multimedia Systems, Inc.

     Mr. Larson joined the Company in September 1993 as its Chief Executive Officer. In October 1993 he was appointed as a director of the Company and was elected to the additional office of President. In April 1995, Mr. Larson was also elected Chairman of the Board of Directors. From August 1988 to September 1993, Mr. Larson was employed as a Vice President of SunSoft, Inc. a system software subsidiary of Sun Microsystems, Inc., where he was responsible for worldwide sales and marketing.

  Meetings of the Board of Directors.

     During the year ended December 31, 1995, the Board of Directors held seven
(7) meetings. No director serving on the Board during 1995 attended fewer than 75% of the aggregate of such meetings of the Board and the Committees of the Board on which he served.

     The Company does not have a standing Nominating Committee, but does have an Audit Committee and a Compensation Committee.

     The Audit Committee's function is to review with the Company's independent accountants and management the annual financial statements and independent accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent accountants, approve all professional services and related fees performed by the independent accountants, recommend the retention of the independent accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee are Messrs. Chambers, Harper and Kortschak. During the year ended December 31, 1995, the Audit Committee held four (4) meetings.

     The Compensation Committee's function is to review and approve salary levels and stock option grants. The members of the Compensation Committee are Messrs. Chambers, Denend and Kortschak. During the year ended December 31, 1995, the Compensation Committee held Four (4) meetings. For additional information concerning the Compensation Committee, see "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Compensation Committee Interlocks and Insider Participation in Compensation Decisions" and "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION."

PROPOSAL NO. 2 -- AMENDMENT TO ARTICLE FOURTH OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION

     As a result of the 50% stock dividends distributed and to be distributed to holders of record of the Company's Common Stock on October 16, 1995 and April 29, 1996, respectively, and the acquisition by the Company of Saber Software Corporation effective August 30, 1995, the Company has issued or reserved for issuance substantially all of its authorized Common Stock. Therefore, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the first paragraph of Article Fourth of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Company from 40,000,000 to 100,000,000 shares. Accordingly, the Board of Directors has unanimously approved the proposed amendment to the first paragraph of Article Four of the Restated Certificate of Incorporation in the form set forth on Exhibit A attached hereto (the "First Amendment") and hereby solicits the approval of the Company's stockholders of the First Amendment. If the stockholders approve the First Amendment, the Board of Directors currently intends to file a Second Restated Certificate of Incorporation reflecting the First Amendment with the Secretary of State of the State of Delaware as soon as practicable following such stockholder approval. If the First Amendment is not approved by the stockholders, Article Fourth of the existing Restated Certificate of Incorporation will continue in effect.

     The objective of the increase in the authorized number of shares of Common Stock is to ensure that the Company has sufficient shares available for future issuances. The Board of Directors believes that it is prudent to increase the authorized number of shares of Common Stock to the proposed levels in order to provide a reserve of shares available for issuance to meet business needs as they arise. Such future activities may include, without limitation, effecting stock splits or dividends, establishing strategic relationships with corporate partners, providing equity incentives to employees, officers or directors or financings. The additional shares of Common Stock authorized may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. Although the Company has no present obligation to issue additional shares of Common Stock (except pursuant to employee and director stock incentive plans) the Company in the ordinary course of its business evaluates potential acquisitions of companies, products and technologies. The Company has no present commitments, agreements or ongoing negotiations with respect to any such acquisitions other than preliminary discussions regarding an immaterial acquisition which would result in the issuance of significantly less than 1% of the Company's outstanding Common Stock from existing reserves.

     The Company acknowledged in public statements that it made a proposal to acquire Cheyenne Software, Inc. ("Cheyenne") in exchange for shares of the Company's Common Stock following Cheyenne's public disclosure of the Company's privately communicated proposal. On May 1, 1996, the Company announced that it had withdrawn its proposal to acquire Cheyenne in light of Cheyenne's continuing rejection of the Company's friendly acquisition proposal and that it presently intends to take no further action with respect to such proposal. In the event the Company were to ever proceed in a transaction with Cheyenne involving the issuance of McAfee Common Stock, such transaction would require separate stockholder approval under the rules of the Nasdaq Stock Market.

     The Company is also seeking to amend Article Ninth of the Company's Certificate of Incorporation to decrease the percentage of the outstanding voting power required to amend certain provisions of such Certificate of Incorporation from 66 2/3% to a majority. See Proposal No. 3 below. If Proposal No. 3 is approved, the number of authorized shares of Common Stock could be increased with the approval of a majority of the outstanding voting power.

POSSIBLE EFFECTS OF THE PROPOSED FIRST AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

     If the stockholders approve the proposed First Amendment, the Board of Directors may cause the issuance of additional shares of Common Stock without a further vote of the stockholders of the Company, except as provided under Delaware corporate law or under the rules of Nasdaq Stock Market or any securities exchange on which shares of Common Stock of the Company are then listed. The issuance of additional shares of Common Stock would decrease the proportionate equity interest of the Company's current stockholders and, depending upon the price paid for such additional shares, could result in dilution to the Company's current stockholders.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION.

     The affirmative vote of at least 66 2/3% of the outstanding shares of Common Stock of the Company is required for approval of this proposal. Abstentions and broker non-votes will each be counted as votes against the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE FIRST AMENDMENT.

PROPOSAL NO. 3 -- AMENDMENT TO ARTICLE NINTH OF THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION

     The Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend Article Ninth of the Company's Certificate of Incorporation to decrease the percentage of the outstanding voting power required to amend Article First, Article Second, Article Third and Article Fourth of the Company's Certificate of Incorporation from 66 2/3% to a majority. These provisions specify the name of the Company, its registered agent, the purpose of the Company and the Company's authorized capital stock. Accordingly, the Board of Directors has unanimously approved the proposed amendment to Article Ninth of the Restated Certificate of Incorporation in the form set forth on Exhibit A attached hereto (the "Second Amendment") and hereby solicits the approval of the Company's stockholders of the Second Amendment. If the stockholders approve the Second Amendment, the Board of Directors currently intends to file a Second Restated Certificate of Incorporation reflecting the Second Amendment with the Secretary of State of the State of Delaware as soon as practicable following such stockholder approval. If the Second Amendment is not approved by the stockholders, Article Ninth of the existing Restated Certificate of Incorporation will continue in effect. If both the First Amendment and the Second Amendment are approved by the stockholders, the Second Restated Certificate of Incorporation would be filed in the form attached hereto as Exhibit B.

     The objective of the Second Amendment is to give the Company and its stockholders greater flexibility to amend the Restated Certificate of Incorporation as necessary to address future business needs. As of March 31, 1996, virtually all outstanding shares of the Company's Common Stock were held by unaffiliated investors, primarily institutional holders who hold less than 5% of the outstanding stock. As a result, the Company believes that the Second Amendment is necessary to provide the requisite flexibility for the Company and its stockholders.

POSSIBLE EFFECTS OF THE PROPOSED SECOND AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION

     If the stockholders approve the proposed Second Amendment, the holders of a majority of the Company's outstanding Common Stock could approve changes to the Company's Second Restated Certificate of Incorporation which may not have received the approval of 66 2/3% of the outstanding shares. Such changes could include increases or decreases in the authorized Common Stock or Preferred Stock. The Company has 5,000,000 shares of authorized, but undesignated, Preferred Stock. The Company does not have any Preferred Stock issued or reserved for issuance and has no current plans to issue any Preferred Stock.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION.

     The affirmative vote of at least 66 2/3% of the outstanding shares of Common Stock of the Company is required for approval of this proposal. Abstentions and broker non-votes will each be counted as votes against the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE SECOND AMENDMENT.

PROPOSAL NO. 4 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected Coopers & Lybrand L.L.P. as independent accountants to audit the financial statements of the Company for the fiscal year ending December 31, 1996. Coopers & Lybrand L.L.P. has acted in such capacity since its appointment during the fiscal year ended December 31, 1991. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION.

     The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.

                                   MANAGEMENT

EXECUTIVE OFFICERS

     The executive officers of the Company as of April 29, 1996 are as follows:

         NAME                           POSITION WITH THE COMPANY                  AGE
- -----------------------  --------------------------------------------------------  ---
William Larson.........  President, Chief Executive Officer and Chairman of the
                         Board                                                     40
Dennis Cline...........  Vice President of Worldwide Channel Sales                 35
R. Terry Duryea........  Vice President of Professional Services and Corporate
                         Development and Secretary                                 49
Prabhat Goyal..........  Vice President of Finance, Corporate Controller and
                         Treasurer                                                 41
Richard D. Kreysar.....  Vice President of Operations                              40
Darrell Poteet.........  Vice President of Electronic Commerce                     42
Peter Watkins..........  Vice President of International Operations                41
Mark Woodward..........  Vice President of North American Direct Sales             37

     Mr. Larson joined the Company in September 1993 as its Chief Executive Officer. In October 1993 he was appointed as a director of the Company and was elected to the additional office of President. In April 1995, Mr. Larson was also elected Chairman of the Board of Directors. From August 1988 to September 1993, Mr. Larson was employed as a Vice President of SunSoft, a system software subsidiary of Sun Microsystems, Inc., where he was responsible for worldwide sales and marketing.

     Mr. Cline joined the Company in September 1994 as Vice President of North American Sales. Mr. Cline was Vice President of North American Channel Sales from October 1995 to April 1996 when he became Vice President of Worldwide Channel Sales. From November 1993 to September 1994, Mr. Cline performed sales consulting services for various companies. From January 1993 to November 1993, Mr. Cline was Vice President of Worldwide Sales for Fifth Generation Systems, a software utilities company. Mr. Cline was a Director of Sales for GCC Technologies, Inc., a manufacturer of computer printers, from April 1992 to January 1993. From June 1991 to March 1992, Mr. Cline served as Director for Worldwide Sales for Alias Research, a graphics software company. Prior to that time, from January 1988 to August 1991, Mr. Cline was a Sales Manager for Claris Corporation, an applications software company.

     Mr. Duryea joined the Company as Vice President of Finance and Administration, Chief Financial Officer and Treasurer in May 1995. In April 1995, Mr. Duryea became Vice President of Professional Services and Corporate Development and Secretary. From October 1992 to April 1995, Mr. Duryea served as Senior Vice President of Finance and Administration and Secretary of Unify Corporation, a client/server application development tool company. From December 1991 to August 1992, Mr. Duryea served as Vice President and Chief Financial Officer of Chemtrak Incorporated, a medical diagnostics company. From June 1990 to June 1991, Mr. Duryea served as Vice President and General Manager of the Advanced Systems Division of the Integrated Circuits Group at Mentor Graphics Corporation. Mr. Duryea is a certified public accountant.

     Mr. Goyal joined the Company in March 1996 and was elected as a Vice President of Finance, Corporate Controller and Treasurer in April 1996. From July 1994 to March 1996 Mr. Goyal was Director, Finance and OEM Development, Solaris Products Group for SunSoft, Inc. From November 1991 to June 1994, Mr. Goyal served as Director, Finance and Sales Operations of SunSoft, Inc. From November 1988 to October 1991, Mr. Goyal served as Manager, Financial Planning, Corporate Marketing for Sun MicroSystems Computer Co., a hardware development subsidiary of Sun MicroSystems, Inc.

     Mr. Kreysar joined the Company as Vice President of Marketing in January 1995 and became Vice President of Operations in April 1996. From December 1993 until December 1994, Mr. Kreysar was employed as Senior Vice President of Marketing and Channel Sales of OpenVision Technologies, Inc., a supplier of systems management applications. From June 1985 to December 1993, Mr. Kreysar served in various roles, ultimately as Vice President of Channel Sales, of Computer Associates International Inc., a software company.

     Mr. Poteet joined the Company as Manager of Support in April 1994 and became Director of Support in August 1994. In April 1996, Mr. Poteet was elected Vice President of Electronic Commerce. Mr. Poteet was National Sales Manager of Automated Design Systems, Inc., a network management company, from January 1994 to April 1994 and its Director of Support from November 1990 to January 1994.

     Mr. Watkins joined the Company in May 1995 as Vice President of International Operations. From January 1991 to April 1995, Mr. Watkins was employed in various capacities, ultimately serving as Managing Director of European Operations, for SunSoft, Inc. a system software subsidiary of Sun Microsystems, Inc.

     Mr. Woodward joined the Company in October 1995 as Vice President of North American Direct Sales. From July 1995 to October 1995, Mr. Woodward was Senior Vice President of Sales at Computer Associates International, Inc., a software company. From July 1989 to July 1995, Mr. Woodward was Vice President of Western Area Operations for Legent Inc., a software company.

     The Company's officers serve at the discretion of the Board of Directors. There are no family relationships among any of the Company's directors and executive officers.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The following table sets forth certain information, as of March 31, 1996, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) each person named in the Summary Compensation Table, and (iv) all executive officers and directors of the Company as a group.

                         NAME AND ADDRESS OF                         NUMBER       PERCENTAGE
                         BENEFICIAL OWNERS(1)                       OF SHARES      OF CLASS
    --------------------------------------------------------------  ---------     ----------
    Nicholas Applegate (2)
      600 West Broadway, 29th Floor
      San Diego, CA 92101.........................................  2,122,453        6.8.%
    Pilgrim Baxter & Associates, Ltd.(3)
      1255 Drummers Lane, Suite 300
      Wayne, PA 19087.............................................  2,463,330         7.9%
    William L. Larson(4)
      President, Chief Executive Officer and Chairman of the Board
      2710 Walsh Avenue
      Santa Clara, CA 95051-0963..................................    400,938         1.3%
    John C. Bolger................................................          0           0
    Jeffrey T. Chambers...........................................     16,348           *
    Leslie G. Denend..............................................          0           0
    Edwin L. Harper...............................................          0           0
    Walter G. Kortschak...........................................        500           *
    Dennis Cline(4)...............................................     14,063           *
    Richard D. Kreysar(4).........................................     15,477           *
    Peter Watkins(4)..............................................     70,313           *
    Executive officers and directors as a group (11 persons)
      (5).........................................................    598,031         1.9%
    Former Executive Officer:
      Robert S. Chappelear(6).....................................     37,502           *

- ---------------
  * Less than 1%

(1) Except as indicated in the footnotes to this table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2) According to a Schedule 13G filed with the Commission on February 12, 1996.

(3) According to a Schedule 13G filed with the Commission on February 15, 1996.

(4) Represents shares subject to stock options that are currently exercisable or will become exercisable within 60 days of March 31, 1996.

(5) Includes 580,948 shares subject to stock options that are currently exercisable or will become exercisable within 60 days of March 31, 1996.

(6) Mr. Chappelear ceased to be an executive officer of the Company in January 1996.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company and the four other executive officers of the Company as of December 31, 1995 whose total salary and bonus for the year ended December 31, 1995 exceeded $100,000, in all cases for services in all capacities to the Company during the years ended December 31, 1995, 1994 and 1993:

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                                                          COMPENSATION
                                                      ANNUAL COMPENSATION                    AWARDS
                                         ---------------------------------------------    ------------
                                                                             OTHER         SECURITIES
          NAME AND PRINCIPAL                                                 ANNUAL        UNDERLYING
               POSITION                  YEAR    SALARY(1)     BONUS      COMPENSATION      OPTIONS
- ---------------------------------------  -----   ---------    --------    ------------    ------------
William L. Larson(2)...................   1995   $ 220,008    $229,676             0          787,500
  President, Chief Executive              1994     200,000     198,688             0                0
  Officer and Chairman of                 1993      63,590     125,000             0        1,125,000
  the Board
Robert Chappelear(3)...................   1995   $ 150,005    $ 36,671             0           47,813
  Vice President,                         1994     139,584      34,234             0          191,250
  Engineering                             1993          --          --            --               --
Dennis Cline...........................   1995   $ 100,000    $ 92,642             0                0
  Vice President, North                   1994      33,333      32,674             0          225,000
  American Channel Sales                  1993          --          --            --               --
Richard D. Kreysar.....................   1995   $ 128,752    $ 37,011             0          247,500
  Vice President, Marketing               1994          --          --            --               --
                                          1993          --          --            --               --
Peter Watkins..........................   1995   $ 123,259    $ 20,025      $ 56,949(4)       281,250
  Vice President of                       1994          --          --            --               --
  International Operations                1993          --          --            --               --

- ---------------
(1) Salary includes amounts deferred under the Company's 401(k) Plan.

(2) Mr. Larson joined the Company as Chief Executive Officer in September 1993 and was elected to the additional office of President in October 1993 and Chairman of the Board in April 1995.

(3) Mr. Chappelear joined the Company as its Vice President of Engineering in January 1994 and resigned as an officer of the Company in January 1996.

(4) Represents cost of living allowance for overseas assignment.

     The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the year ended December 31, 1995 to the persons named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                POTENTIAL REALIZABLE VALUE
                                           INDIVIDUAL GRANTS                                AT
                            ------------------------------------------------     ASSUMED ANNUAL RATES OF
                                         % OF TOTAL                                       STOCK
                            NUMBER OF     OPTIONS                                         PRICE
                            SECURITIES   GRANTED TO                            APPRECIATION FOR OPTION TERM
                            UNDERLYING  EMPLOYEES IN                                       (3)
                             OPTIONS       FISCAL      EXERCISE   EXPIRATION   ----------------------------
           NAME             GRANTED(1)      YEAR       PRICE(2)      DATE           5%             10%
- --------------------------  ---------   ------------   --------   ----------   ------------   -------------
William L. Larson.........   225,000(4)      5.5%       $ 8.22      01/19/05   $ 1,163,140    $  2,947,627
                             562,500(5)     13.8%       $14.55      07/13/05   $ 5,147,109    $ 13,043,786
Robert S. Chappelear(6)...    47,813         1.2%       $ 8.22      01/19/05   $   247,170    $    626,377
Dennis Cline..............         0           --           --            --            --              --
Richard D. Kreysar........   247,500          6 %       $ 8.22      01/19/05   $ 1,279,455    $  3,242,389
Peter Watkins.............   281,250         6.9%       $12.55      04/13/05   $ 2,219,801    $  5,625,413

- ---------------
(1) Generally, initial grants of options granted in 1995 under the Company's 1995 Stock Incentive Plan (the "Option Plan") vest at the rate of one-fourth on the first anniversary of the optionee's date of hire and 1/48 per month thereafter for each full month of the optionee's continuous employment with the Company; subsequent option grants vest over a four year period at the rate of one-fourth on the first anniversary of the date of grant and 1/48 per month thereafter for each full month of the optionee's continuous employment with the Company. Under the Option Plan, the Board retains discretion to modify the terms of outstanding options. See also "Employment and Change in Control Arrangements." Under the Option Plan, options will become fully exercisable upon a transfer of control of the Company, unless the option is assumed by the acquiring entity. See "Employment and Change in Control Arrangements" below.

(2) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant. The exercise price may be paid in cash, in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to exercise the option and pay any withholding taxes incurred upon exercise

(3) Potential gains are net of exercise price, but before taxes associated with the exercise. These amounts represent certain hypothetical gains based on assumed rates of appreciation, based on the Securities and Exchange Commission's rules, and do not represent the Company's estimate or projection of future Common Stock prices. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company, overall market conditions and the optionees' continued employment through the vesting period. The amounts reflected in this table may not be achieved.

(4) This option vests over a period of three years commencing in January 1995 at a rate of 1/36 per month.

(5) This option vests over a period of two years commencing in July 1997 at a rate of 1/24 per month.

(6) Mr. Chappelear resigned from his position as an officer of the Company effective January 3, 1996.

     The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock during the year ended December 31, 1995, and unexercised options held as of December 31, 1995, by the persons named in the Summary Compensation Table:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                              SHARES                       OPTIONS AT 12/31/95               12/31/95(1)
                            ACQUIRED ON     VALUE      ---------------------------   ---------------------------
           NAME              EXERCISE     REALIZED(2)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- --------------------------  -----------   ----------   -----------   -------------   -----------   -------------
William L. Larson.........    202,500     $3,751,737     387,499       1,187,499     $ 9,405,564    $ 22,381,971
Robert S. Chappelear(3)...     60,000     $1,305,347      31,639         147,421     $   750,585    $  3,300,611
Dennis Cline..............     60,937     $1,281,005       9,375         154,687     $   223,437    $  3,686,719
Richard D. Kreysar........          0             --           0         247,500     $         0    $  4,853,755
Peter Watkins.............          0             --           0         281,250     $         0    $  4,296,881

- ---------------
(1) Based on the dividend adjusted closing price of $27.83 on December 31, 1995, less exercise price.

(2) Market price on date of exercise, less exercise price.

(3) Mr. Chappelear resigned from his position as an officer of the Company effective January 3, 1996. Effective April 24, 1996, Chappelear resigned from his employment with the Company, resulting in the cancellation of unexercisable options to purchase shares.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS.

     William L. Larson currently serves as President and Chief Executive Officer of the Company pursuant to an agreement dated April 14, 1995 which provides that, in the event that Mr. Larson's employment is involuntarily terminated other than for cause, he will be entitled to receive severance payments consisting of his base salary and bonus for twelve (12) months after such termination, which payment would cease in the event that he accepted employment elsewhere.

     Dennis Cline, the Company's Vice President of North American Channel Sales, has entered into an agreement with the Company that provides that, in the event his employment with the Company is terminated within three months of a merger of the Company or a sale of substantially all of the Company's assets due to such transaction, he would be entitled to receive his salary for nine months and payment of his full target bonus over such period.

     The terms of the Company's 1995 Stock Incentive Plan (the "Option Plan") applicable to options granted after April 14, 1995 provide that in the event of a "transfer of control" of the Company, the acquiring corporation shall assume the options outstanding under the Option Plan or substitute options for the acquiring corporation's stock for the outstanding options. Should the acquiring corporation elect not to assume outstanding options or substitute new options for outstanding options, then all outstanding options shall become immediately exercisable and fully vested as of the date ten days prior to the date of the "transfer of control." In addition, the Board has discretion to provide for accelerated vesting of assumed options. In April 1995, the Board of Directors authorized the Company to enter into agreements with each of its current executive officers and all new executive officers since that date, that provide that, in the event of a "transfer of control" of the Company, all stock options held by the executive officer would become fully vested and immediately exercisable as of the date ten days prior to the "transfer of control," conditioned upon consummation of the "transfer of control" event.

COMPENSATION OF DIRECTORS.

     The employee directors of the Company did not receive any cash compensation for their services as members of the Board of Directors of the Company in the year ended December 31, 1995. The non-employee directors of the Company are eligible to receive up to $15,000 each on an annual basis for their services as directors of the Company, based on attendance at meetings of the Company's Board of Directors. The Company's Stock Option Plan for Outside Directors (the "Directors Plan") provides for initial and annual automatic grants of nonstatutory stock options to directors of the Company who are not employees of the Company or of any affiliated corporation and who are not associated with any entity or affiliated group of entities owning ten percent or more of the Company's outstanding stock. Under the Directors Plan, each individual who first becomes an outside Board member is granted an option to purchase 33,750 shares on the date such individual joins the Board. In addition, on the anniversary date of each grant, each outside director who received an initial grant will receive an additional option grant to purchase 11,250 shares of Common Stock. In 1995, Mr. Harper received an option to purchase 11,250 shares and Mr. Denend received an initial grant of an option to purchase 33,750 shares. On April 16, 1996, Mr. Bolger was granted an option to purchase 33,750 shares. Initial options vest annually in equal installments over a three year period from the date of grant. Annual options vest on the third anniversary of the date of grant. All options granted under the Directors Plan become fully exercisable upon certain mergers, sale of assets or sale of all or substantially all the voting stock of the Company.

     Directors who are also employees of the Company are eligible to receive options and be issued shares of Common Stock directly under the 1995 Stock Incentive Plan and are also eligible to participate in the Company's Employee Stock Purchase Plan and, if an executive officer of the Company, the Executive Bonus Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS.

     Messrs. Kortschak, Chambers and Denend served as members of the Board of Directors' Compensation Committee during 1995. None of the members of the Compensation Committee was at any time during 1995 or at any other time an officer of the Company. No executive officer of the Company serves as a member of the board of directors of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     The Company has entered into indemnification agreements with each of its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms. The Company maintains an insurance policy covering officers and directors under which the insurer has agreed to pay the amount of any claim made against the officers or directors of the Company for wrongful acts that such officers or directors may otherwise be required to pay or for which the Company is required to indemnify such officers and directors, subject to certain exclusions.

     See "Employment and Change in Control Arrangements" for descriptions of agreements regarding the employment of Mr. Larson and Mr. Cline and change of control agreements entered into with each of the Company's executive officers.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is comprised of three non-employee directors. No member of the Compensation Committee is a current or former officer or employee of the Company. The Compensation Committee is responsible for setting and administering policies governing compensation of executive officers, including the annual Executive Bonus Plan and the Stock Incentive Plan. In addition, the Compensation Committee reviews compensation levels of other management level employees, evaluates the performance of management and reviews other compensation-related issues.

COMPENSATION PHILOSOPHY.

     The Company applies a consistent compensation philosophy for all of its employees, including its executive officers. The Company's compensation policy is designed to enable the Company to attract, retain and reward executive officers who are likely to contribute to the long-term success of the Company. The Compensation Committee also believes that a strong correlation should exist between executive compensation, business objectives and overall Company performance.

     In preparing the performance graph for this Proxy Statement, the Company has selected the CRSP Total Return Industry Index for Nasdaq Computer and Data Processing Services Stock Index ("CRSP Index"). The companies which the Company uses for comparison of salary and compensation information are not necessarily those included in the CRSP Index, because they were determined not to be competitive with the Company for executive talent or because compensation information was not available.

COMPONENTS OF COMPENSATION.

     There are three components of the Company's executive compensation program which support the goal of aligning compensation with the value created for the Company's stockholders while providing incentives to further the Company's strategic objectives.

     Salary.

     The Compensation Committee strives to offer salaries to its executive officers which are competitive with salaries offered by companies of similar size and capitalization in the software industry. Base salaries are reviewed on an annual basis and are subject to adjustment based upon the individual's contribution to the Company and changes in salary levels offered by comparable companies. In determining executive officers' salaries, the Compensation Committee considers information provided by the Company's Chief Executive Officer with respect to individual officer responsibilities and performance, as well as salary surveys and similar data available from independent sources.

     William L. Larson joined the Company in September 1993 as Chief Executive Officer. Mr. Larson's 1994 compensation package, including his annual base salary of $200,000, was established by negotiation with Mr. Larson prior to his commencement of employment in late 1993. The Compensation Committee therefore did not adjust his compensation in 1994. In 1995, the Compensation Committee increased Mr. Larson's base salary by ten percent (10%). In determining such adjustment, the Compensation Committee considered, among other things, compensation data for chief executives of comparable companies and Mr. Larson's performance in 1994.

     The Chief Executive Officer evaluates the performance of all other executive officers on an annual basis and recommends salary adjustments which are subject to review and approval by the Compensation Committee. Performance evaluations for individual executive officers are based on predetermined individual goals proposed by management and approved by the Compensation Committee.

     Bonuses.

     Awards under the Company's Executive Bonus Plan for fiscal 1995 were contingent upon the Company achieving certain performance goals established by the Board of Directors. For executive officers other than the Chief Executive Officer, awards are also contingent on the achievement by the officers of individual performance objectives. Target amounts of bonuses for each executive officer are set annually by the Compensation Committee and are specifically weighted for identified financial, management, strategic and operational goals. Performance against the established goals is determined quarterly by the Compensation Committee and, based on such determination, the Committee approves payment of the bonuses. In 1995, bonuses awarded under the plan to Mr. Larson, the Company's Chief Executive Officer, totalled $229,676. The bonus received by Mr. Larson under the plan comprised approximately 51% of his total compensation. Bonuses awarded under the plan to other executive officers in 1995 represented between 14% and 54% of the total compensation of such officers.

     Equity Incentives.

     The Committee believes that employee equity ownership is highly motivating, provides a major incentive to employees in building stockholder value and serves to align the interests of employees with the interests of the Company's stockholders. In determining the amount of equity compensation to be awarded to executive officers in any fiscal year, the Committee considers the position of the officer, the current stock ownership of the officer, the number of shares which continue to be subject to vesting under outstanding options and the expected future contribution of the officer to the Company's performance, giving primary weight to the officer's position and his expected future contributions. In addition, the Company compares the stock ownership and options held by each officer with the other officers' equity positions and the officer's experience and value to the Company.

     Option grants during 1995 are described under the heading "EXECUTIVE COMPENSATION AND OTHER MATTERS" in the table entitled "OPTION GRANTS IN LAST FISCAL YEAR." In 1995, Mr. Larson was granted options to purchase an aggregate of 787,500 shares of Common Stock, including 225,000 shares which vest over thirty-six months from January 20, 1995 and 562,500 shares which vest over two years commencing in July 1997. The second of these options was granted to Mr. Larson to provide him with longer term incentives through 1997 and 1998 when his original 1993 grant would be fully vested. The Compensation Committee determined to make this grant based upon its belief that Mr. Larson's continued leadership was key to the Company's future. In addition, the option grant was intended to place a significant portion of Mr. Larson's total compensation at risk since options have no value unless the value of the Company's Common Stock appreciates over the option term.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION.

     The Company has considered Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and related regulations that restrict the deductibility for federal income tax purposes of compensation paid to the chief executive officer and each of the four other most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any of such officers in any year, other than compensation that qualifies for an exception under the Code or regulations. The stockholders approved amendments to the Company's 1995 Stock Incentive Plan to enable compensation recognized in connection with the exercise of options to qualify for the "performance-based compensation" exception to the deduction limit. The Committee does not believe that other components of the Company's compensation will be likely to exceed $1,000,000 annually for any executive officer in the foreseeable future and, therefore, concluded that no further action with respect to qualifying such compensation for federal income tax deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for such deductibility. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

                                          COMPENSATION COMMITTEE

                                          Jeffrey T. Chambers
                                          Leslie G. Denend
                                          Walter G. Kortschak

                        COMPARISON OF STOCKHOLDER RETURN

     Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) ("Nasdaq US") and the CRSP Total Return Industry Index for Nasdaq Computer and Data Processing Services Stocks ("C&DP Index") for the period commencing on October 5, 1992(1) and ending on December 29, 1995(2). Stockholder returns over the indicated period are based on historical data and the Company cautions that the stock price performance shown in the graph is not indicative of, nor intended to forecast, the potential future performance of the Company's Common Stock.

COMPARISON OF CUMULATIVE TOTAL RETURN FROM OCTOBER 5, 1992 THROUGH DECEMBER 29,
                                    1995(3):
               MCAFEE ASSOCIATES, INC., NASDAQ US AND C&DP INDEX

                                  MCAFEE AS-                      NASDAQ COM-
      MEASUREMENT PERIOD           SOCIATES,     NASDAQ STOCK    PUTER & DATA
    (FISCAL YEAR COVERED)            INC.          MARKET-US      PROCES SING
OCT. 5, 1992                               100             100             100
DEC. 31, 1992                              106             120             116
DEC. 31, 1993                               47             138             122
DEC. 30, 1994(4)                           127             135             149
DEC. 29, 1995(5)                           411             191             227

- ---------------
(1) The Company's initial public offering commenced on October 6, 1992. For purposes of this presentation, the Company has assumed that its initial offering price of $7.12 (as adjusted for subsequent stock dividends) would have been the closing sales price on October 5, 1992, the day prior to commencement of trading.

(2) December 29, 1994 was the last trading day in 1995.

(3) Assumes that $100.00 was invested on October 5, 1992 in the Company's Common Stock at the Company's initial offering price of $7.12 (as adjusted for subsequent stock dividends) and at the closing sales price for each index on that date and that all cash dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

(4) December 30, 1994 was the last trading day in 1994.

(5) December 29, 1995 was the last trading day in 1995.

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and the Stock Performance Graph are not deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company's Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for the 1995 fiscal year transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1995 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten-percent stockholders, except for a late filing of a Form 4 by William L. Larson in connection with his sale of Common Stock in the Company's secondary public offering in March 1995.

                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 2710 Walsh Avenue, Santa Clara, California, 95051-0963, not later than December 20, 1996, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          R. TERRY DURYEA
                                          Secretary

May 8, 1996

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

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                                   EXHIBIT A

FIRST AMENDMENT

     FOURTH: The Corporation is authorized to issue a total of one hundred and five million (105,000,000) shares of stock in two classes designated respectively "Preferred Stock" and "Common Stock." The total number of shares of Preferred Stock the Corporation shall have the authority to issue is five million (5,000,000), par value one cent ($.01) per share, and the total number of shares of Common Stock the Corporation shall have the authority to issue is one hundred million (100,000,000), par value one cent ($.01).

SECOND AMENDMENT

     NINTH: In addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of ARTICLE FIRST, ARTICLE SECOND, ARTICLE THIRD and ARTICLE FOURTH of this Certificate of Incorporation. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Certificate of Incorporation not specified in the preceding sentence.

                                   EXHIBIT B

                                SECOND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            MCAFEE ASSOCIATES, INC.

     The undersigned, William L. Larson and R. Terry Duryea, hereby certify that:

          A. They are the duly elected and acting President and Secretary, respectively, of McAfee Associates, Inc., a Delaware corporation (the "Corporation").

          B. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State on August 14, 1992 and restated on October 15, 1992.

          C. The Certificate of Incorporation is amended and restated to read in full as follows:

     FIRST: The name of Corporation is McAfee Associates, Inc. (hereinafter sometimes referred to as the "Corporation").

     SECOND: The address of the registered office of the Corporation in the State of Delaware is 15 E. North Street, in the City of Dover, County of Kent. The name of the registered agent at that address is Incorporating Services, Ltd.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

     FOURTH: The Corporation is authorized to issue a total of one hundred and five million (105,000,000) shares of stock in two classes designated respectively "Preferred Stock" and "Common Stock." The total number of shares of Preferred Stock the Corporation shall have authority to issue is five million (5,000,000), par value one cent ($.01) per share, and the total number of shares of Common Stock the Corporation shall have authority to issue is one hundred million (100,000,000), par value one cent ($.01) per share.

     The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the state of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting stock of the corporation, without the approval of the holders of the Preferred Stock, or of any series thereof, unless the approval of any such holders is required pursuant to the certificate or certificates establishing the series of Preferred Stock.

     FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

          B. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

          C. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

          D. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time of any such resolution is presented to the Board for adoption) or by the holders of shares entitled to cast not less than 10% of the votes at the meeting.

     SIXTH: A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     If the Delaware General Corporation Law is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing provisions of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     SEVENTH: The number of directors shall initially be six (6) and, thereafter, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). The directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 1993 annual meeting of stockholders, the term of office of the second class to expire at the 1994 annual meeting of stockholders and the term of office of the third class to expire at the 1995 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. All directors shall hold office until the expiration of the term for which elected, and until their respective successors are elected, except in the case of the death, resignation or removal of any director.

     Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, removal from office, disqualification or other cause (other than removal from office by a vote of stockholders) may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent directors.

     Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Vacancies in the Board of Directors resulting from such removal may be filled by a majority of the directors then in office, though less than a quorum, or the stockholders at a special meeting of the stockholders properly called for that purpose, by the vote of the holders of a majority of the shares entitled to vote at such special meeting. Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires.

     EIGHTH: The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the Board). The stockholders shall also have power to adopt, amend or repeal the

Bylaws of the Corporation. Any adoption, amendment or repeal of Bylaws of the Corporation by the stockholders shall require, in addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

     NINTH: In addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal the provisions of ARTICLE FIRST, ARTICLE SECOND, ARTICLE THIRD and ARTICLE FOURTH of this Certificate of Incorporation. Notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Certificate of Incorporation not specified in the preceding sentence.

          D. The foregoing Second Restated Certificate of Incorporation has been approved by the Board of Directors of the Corporation.

          E. The foregoing Second Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 and Section 245 of the Delaware General Corporation Law and the Corporation's Restated Certificate of Incorporation by obtaining at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote, voting together as a single class.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by William L. Larson, its President, and attested to by R. Terry Duryea,
its Secretary, on June   , 1996.

                                          --------------------------------------
                                          William L. Larson, President

                                          ATTEST:

                                          --------------------------------------
                                          R. Terry Duryea, Secretary

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

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
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                            MCAFEE ASSOCIATES, INC.
                               2710 WALSH AVENUE
                             SANTA CLARA, CA 95051

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints William L. Larson and R. Terry Duryea as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of McAfee Associates, Inc. held of record by the undersigned on April 29, 1996, at the Annual Meeting of Stockholders and any adjournments or reschedulings thereof to be held
     on June   , 1996, or any adjournment thereof.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR:

     1. ELECTION OF CLASS I DIRECTORS

         / / FOR ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY BELOW)

         / / WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW

         (INSTRUCTION: To withhold authority to vote for nominee, strike a line through the nominee's name in the list below.)
                        John C. Bolger, Edward L. Harper

     2. TO APPROVE AN AMENDMENT TO ARTICLE FOURTH OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT THE COMPANY IS AUTHORIZED TO ISSUE FROM
        40,000,000 TO 100,000,000.

       / / FOR                       / / AGAINST                       /
                                   / ABSTAIN

     3. TO APPROVE AN AMENDMENT TO ARTICLE NINTH OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO DECREASE THE PERCENTAGE OF THE VOTING POWER OF THE OUTSTANDING SHARES REQUIRED TO AMEND CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION FROM
        66 2/3% TO A MAJORITY.
       / / FOR                       / / AGAINST                       /
                                   / ABSTAIN

                 (Continued, and to be signed on reverse side.)

     4. TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND, L.L.P. AS THE INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1996.
       / / FOR                       / / AGAINST                       /
                                   / ABSTAIN

     5. AT THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY
        ADJOURNMENTS OR RESCHEDULINGS THEREOF.

       / / FOR                       / / AGAINST                       /
                                   / ABSTAIN

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE ASSIGNED STOCKHOLDER. IF NO DIRECTION IS TAKEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

         PLEASE SIGN EXACTLY AS NAME APPEARS BELOW. WHEN SHARES ARE HELD IN JOINT TENENCY, ALL OF SUCH PERSONS SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                            Dated: , 1996

                                            -------------------------------
                                                       SIGNATURE

                                            -------------------------------
                                               SIGNATURE IF HELD JOINTLY

                                            PLEASE MARK, SIGN, DATE AND
                                            RETURN THE PROXY CARD PROMPTLY
                                            USING THE ENCLOSED ENVELOPE.